UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 19, 2013

City National Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-10521	95-2568550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City National Plaza 555 S. Flower Street, Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

(213) 673-7700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2013, Mr. Mohamad Ali was elected to the Boards of Directors of City National Corporation and its subsidiary, City National Bank (collectively, the "Board"), effective September 1, 2013. A copy of the press release announcing Mr. Ali's election is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Mr. Ali will be eligible to participate in the non-employee director compensation arrangements generally available to all non-employee members of the Board. The annual compensation for non-employee directors, as currently in effect, includes the following: (i) an annual cash retainer of $25,000 paid on the date of the annual stockholders meeting, which may be deferred in whole or in part to one or more investment options, including the City National Corporation stock fund ("CNC Stock Fund"); (ii) an annual cash award of $35,000 paid on the date of the annual stockholders meeting and automatically deferred into the CNC Stock Fund; (iii) a cash payment of $2,500 for attendance at each meeting of the Board; and (iv) a cash payment of $2,000 for attendance at each meeting of any committee of the Board to which he is appointed. The Board has not yet determined the committees of the Board to which Mr. Ali may be appointed.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 Press release dated June 25, 2013.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

City National Corporation
June 25, 2013	/s/ MICHAEL B. CAHILL Michael B. Cahill Executive Vice President and General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated June 25, 2013.